REGAL REXNORD CORPORATION -- 2018 EQUITY INCENTIVE PLAN
NON-QUALIFIED STOCK OPTION AWARD

Replacement to Rexnord Option Award

[Name]
[Address]

Dear ___________:

You have been granted options (the “Options”) to purchase shares of common stock of Regal Rexnord Corporation (f/k/a Regal Beloit Corporation) (the “Company”) under the Regal Rexnord Corporation 2018 Equity Incentive Plan (the “Plan”), having the following terms and conditions. This Award replaces your outstanding Rexnord Corporation (“Rexnord”) stock option award (the “Prior Award”) as required by the Employee Matters Agreement entered into by and between the Company and Rexnord in connection with the merger of a portion of Rexnord’s business with a Subsidiary of the Company.

Please note that: (1) the Grant Date below reflects the date that the Company issued this replacement Award and not the original grant date of the Prior Award, and (2) the number of Options below is the original number from the Prior Award (as adjusted to reflect conversion to Company Shares). You may have already exercised some of the Options under the Prior Award. To see the current number of Options that are exercisable, please review your on-line account provided by the Company’s designated stock plan administrator.

Grant Date:	__________, 20____
Expiration Date:	mm/dd/yyyy
Number of Options:	__________________
Exercise Price Per Share:	U.S. $_____________
Vesting:	Your Options will vest and become exercisable as follows, provided that you are employed by the Company or an Affiliate on the applicable vesting date: [insert vesting schedule]
Exercise:
You may exercise your Options only to the extent vested and only if they have not terminated. Options may not be exercised after the expiration date set forth above, or the earlier date that they terminate in connection with your termination of service, as set forth below. In addition, your ability to exercise your Options may be restricted by the Company if required by applicable law.

You may exercise your Options by completing your transaction on-line using the account provided by the Company’s designated stock plan administrator. However, Options will not be exercised until you have satisfied all applicable withholding taxes due as a result of the exercise.

4817-9858-3538.4

Termination of Service
Upon termination of your employment for any reason, any unvested Options will be forfeited.

Your vested Options will be treated according to the following rules upon termination:

Death or Disability. If your service with the Company and its Affiliates terminates due to your death or Disability, then you may exercise your Options, to the extent vested, for up to 12 months after your termination date. If someone else wants to exercise your Options after your death, that person must contact the Company and prove to the Company’s satisfaction that he or she is entitled to do so.

For Cause Termination. All of your Options will be terminated immediately if the Company or an Affiliate terminates your employment or service for Cause, or if your employment or service is terminated at a time when you could be terminated for Cause. In addition, if you are not terminated for Cause but the Administrator later determines that you could have been terminated for Cause if all facts had been known at that time, your Options will terminate immediately on the date of such determination. If you have submitted a notice of exercise while the Administrator is considering whether you should be (or could have been) terminated for Cause, your exercise will be suspended pending such determination. If it is determined that you are (or could have been) terminated for Cause, your Options will terminate and your notice of exercise will be rescinded.

All Other Terminations. If your service with the Company and its Affiliates terminates for any reason other than by the Company for Cause or due to your death or Disability, then you may exercise your Options, to the extent vested, for up to 90 days after your termination date.

Notwithstanding anything in this agreement or the Plan to the contrary, and for purposes of clarity, unless otherwise determined by the Administrator in its sole discretion, any termination of employment shall be effective as of the date your active employment ceases and shall not be extended by any statutory or common law notice of termination period.

For clarity, the foregoing provisions supersede Sections 13(a) through (e) of the Plan.

Change of Control:	Upon a Change of Control, your Options will be treated as provided in Appendix A to the Plan.

4817-9858-3538.4

Restrictions on Resale:	By accepting this award of Options, you agree not to sell any Shares acquired under this award at a time when applicable laws, Company policies or an agreement between the Company and its underwriters prohibit a sale.
Transferability of Award:	Except as otherwise provided in the Plan, you may not assign, alienate, sell or transfer your Options for any reason, other than under your will or as required by the laws of descent and distribution. Your Options also may not be pledged, attached, or otherwise encumbered. Any purported assignment, alienation, sale, transfer, pledge, attachment or encumbrance of your Options in violation of its terms shall be null and void and unenforceable against the Company or any Affiliate.
Tax Withholding:	To the extent that the vesting or exercise of the Options results in income to you for Federal, state or local income tax purposes, or the Company is otherwise required to withhold amounts with respect to the Options, you shall deliver to the Company at the time the Company is obligated to withhold amounts, such amount as the Company requires to meet its withholding obligation under applicable tax laws or regulations, and if you fail to do so, the Company has the right and authority to deduct or withhold from payment under this Award or other compensation payable to you an amount sufficient to satisfy its withholding obligations. You may satisfy the withholding requirement in connection with the exercise of your Options, in whole or in part, in cash or by electing to have the Company withhold for its own account that number of Shares otherwise deliverable to you upon the exercise of the Options having an aggregate Fair Market Value sufficient to satisfy the Company’s withholding obligation; provided that the amount to be withheld may not exceed the total maximum statutory tax withholding obligations associated with the transaction to the extent needed for the Company to avoid an accounting charge. Your election must be irrevocable, in writing, and submitted to the Secretary of the Company before the date on which the applicable withholding obligation arises.
Restrictive Covenants:	By accepting this Award, you agree to the restrictive covenants and other provisions contained in the Appendix hereto.

4817-9858-3538.4

Miscellaneous:
•As a condition of the granting of this Award, you agree, for yourself and your legal representatives or guardians, that this Award and the Plan shall be interpreted by the Administrator and that any interpretation by the Administrator of the terms of this Award or the Plan and any determination made by the Administrator pursuant to this Award or the Plan shall be final, binding and conclusive.
•As a condition of the granting of this Award, you agree, for yourself and your legal representatives or guardians, that this Award, and any Shares issued or cash paid pursuant to this Award, shall be subject to (A) any recoupment, clawback, equity holding, stock ownership or similar policies adopted by the Company from time to time (to the extent contemplated by such policies) and (B) any recoupment, clawback, equity holding, stock ownership or similar requirements made applicable by law, regulation or listing standards to the Company from time to time (to the extent contemplated by such requirements).
•In general, this Award may be amended only by written consent signed by both you and the Company, unless the amendment is not to your detriment. Notwithstanding the foregoing, this Award may be amended or terminated by the Administrator or the Company without your consent in accordance with the provisions of the Plan.
•The failure of the Company to enforce any provision of this Award at any time shall in no way constitute a waiver of such provision or of any other provision hereof.
•This Award shall be binding upon and inure to the benefit of you and your heirs and personal representatives and the Company and its successors and legal representatives.

4817-9858-3538.4

Prospectus Delivery/Access:
•By accepting this Award you acknowledge that a prospectus for the Plan, along with a copy of the Plan and the Company’s most recent Annual Report to Shareholders, has been made available to you electronically via the Company’s designated stock plan administrator’s web portal.
•A paper copy of the prospectus for the Plan is also available to participants upon request.

This Award is granted under and governed by the terms and conditions of the Plan. Additional provisions regarding your Award and definitions of capitalized terms used and not defined in this Award can be found in the Plan.

BY ACCEPTING THIS NON-QUALIFIED STOCK OPTION AWARD THROUGH THE COMPANY’S ON-LINE GRANT PROCESS, YOU ACKNOWLEDGE THAT YOU HAVE READ AND AGREE TO THE PROVISIONS OF THIS AWARD, INCLUDING THE RESTRICTIVE COVENANTS APPENDIX, AND THE PLAN.

REGAL REXNORD CORPORATION

By:
Name:     Louis V. Pinkham
Title: Chief Executive Officer

4817-9858-3538.4

APPENDIX
RESTRICTIVE COVENANTS

Reasonableness of Restrictions
You acknowledge that you have had and will continue to have access to Confidential Information (as defined in the section entitled “Non-Disclosure of Confidential Information” below), that such Confidential Information is of economic value to the Company and its Affiliates, that such Confidential Information would be of value to a competitor of the Company and/or one of its Affiliates in competing against the Company and/or one of its Affiliates, and that it would be unfair for you to exploit such Confidential Information for your personal benefit or for the benefit of a competitor. You further acknowledge that you have had and/or will have an opportunity to learn about, and develop relationships with, customers of the Company and/or its Affiliates and that the Company and its Affiliates have a legitimate interest in protecting relationships with such customers, and that it would be unfair for you to exploit information that you have learned about such customers and relationships which you have developed with such customers for your personal benefit or for the benefit of a competitor. You further acknowledge that the Company and its Affiliates currently market and sell products and services to customers throughout the United States and that your job duties have included and/or will include contact with products that are marketed throughout the entire United States and that the Confidential Information to which you have had and/or and will have access to, and your customer knowledge and contacts and relationships, would be of value to a competitor in competing against the Company and/or one of its Affiliates anywhere in the United States. Accordingly, you acknowledge that the protections provided to the Company and its Affiliates in this Appendix are reasonable and necessary to protect the legitimate interests of the Company and its Affiliates and that abiding by your obligations under this Appendix will not impose an undue hardship on you.

Restricted Services Obligation
Unless you are employed in, or reside in California during your employment with the Company and its Affiliates, for a period of two years following the end, for whatever reason, of your employment or service with the Company or any of its Affiliates, you agree not to directly or indirectly provide Restricted Services to any Competitor respecting its operations in the United States. “Restricted Services” means services of any kind or character comparable to those that you provided to the Company or any of its Affiliates during the one year period preceding the end of your employment or service with the Company or any of its Affiliates. “Competitor” means any business located in the United States which is engaged in the development and/or sale of any product line that is substantially similar to a product line sold by the Company or any of its Untied States Affiliates for which the you had direct managerial responsibility during the last year of the term of your employment or service with the Company or any of its United States Affiliates. For clarity, the foregoing paragraph does not apply if you reside in or are employed in California.

Customer Non-Solicitation
Unless you are employed in, or reside in, California during your employment with the Company and its Affiliates, for a period of two years following the end, for whatever reason, of your employment or service with the Company or any of its Affiliates, you agree not to directly or indirectly attempt to sell or otherwise provide to any Restricted Customer any goods, products or services of the type or substantially similar to the type sold or otherwise provided by the Company or any of its Affiliates for which you were employed during the twelve months prior to termination of your employment or service. “Restricted Customer” means any individual or entity (i) for whom/which the Company or any of its Affiliates provided goods, products or services, and (ii) with whom/which you were the primary contact on behalf of the Company during your last twelve months of employment or service or about whom/which you acquired non-public information during your last twelve months of employment or service that would be of benefit to you in selling or attempting to sell such goods, products or services in competition with the Company or any of its Affiliates. For clarity, the foregoing paragraph does not apply if you reside in or are employed in California.

Non-Solicitation of Employees
During the term of your employment or service with the Company or any of its Affiliates and for a period of one year thereafter, you shall not directly or indirectly encourage any employee of the Company or

4817-9858-3538.4

any of its United States Affiliates with whom you worked to terminate his or her employment with the Company or any such Affiliate or solicit such an individual for employment outside the Company or any of its Affiliates in a manner which would end or diminish that employee’s services to the Company or any of its Affiliates.

Non-Disparagement
During the term of your employment or service with the Company or any of its Affiliates and thereafter in perpetuity, you shall not knowingly disparage, criticize, or otherwise make derogatory statements regarding the Company or any of its Affiliates, successors, directors, officers, customers or suppliers.

Non-Disclosure of Confidential Information (Other than California)
Unless you are employed in, or reside in, California during your employment with the Company and its Affiliates, you shall maintain in confidence and shall not directly, indirectly or otherwise, use, disseminate, disclose or publish, or use for your benefit or the benefit of any other Person, or deliver to any Person any document, record, notebook, computer program or similar repository of or containing, any confidential or proprietary information or trade secrets of or relating to the Company or any of its Affiliates, including, without limitation, information with respect to the Company’s or any of its Affiliate’s operations, processes, products, inventions, business practices, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, regulatory status, compensation paid to employees or other terms of employment (the “Confidential Information”). Confidential Information shall be defined to exclude information which is or becomes public knowledge through no fault of you, or which was known to you before the start of your earliest relationship with the Company or any of its Subsidiaries, or which is otherwise not subject to protection under applicable law. Your obligations under this paragraph shall apply for so long as you continue to be employed by, or provide services to, the Company or any of its Affiliates. In addition, those obligations shall continue after your employment or service terminates with respect to each piece of Confidential Information for so long as that piece of Confidential Information continues to have economic value to the Company or any of its Affiliates and, accordingly, could be used by a competitor of the Company or one of its Affiliates to compete unfairly against the Company or one of its Affiliates.

Non-Disclosure of Confidential Information (California)
If you are employed in, or reside in, California during your employment with the Company and its Affiliates, you shall maintain in confidence and shall not directly, indirectly or otherwise, use, disseminate, disclose, publish or otherwise misappropriate, or use for your benefit or the benefit of any person, or deliver to any person any Confidential Information (as defined herein) or trade secrets of the Company. “Confidential Information” means any document, record, notebook, computer program or similar repository of or containing, any confidential or proprietary information of or relating to the Company or any of its Affiliates, including, without limitation, information with respect to the Company’s or any of its Affiliate’s operations, processes, products, inventions, business practices, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, regulatory status, compensation paid to employees or other terms of employment. Confidential Information shall be defined to exclude information which is or becomes public knowledge through no fault of your own, or which was known to you before the start of your earliest relationship with the Company or any of its Affiliates, or which is otherwise not subject to protection under applicable law. Your obligations under this paragraph shall apply for so long as you continue in the employment of the Company or any of its Affiliates and for two years following the termination of such employment, for whatever reason, as to any Confidential Information that does not constitute a trade secret under applicable law. As to any Confidential Information that does constitute a trade secret under applicable law, you agrees that your obligations under this paragraph shall apply for so long as the item qualifies as a trade secret.
Prohibition Against Use of Trade Secrets
You understand that in the course of your employment, you will have access to confidential information that constitutes a trade secret as defined by law, including but not limited to information: (i) not generally known to the public and (ii) not subject to discovery or replication by a third party without substantial expense and effort. You further understand that you can only use such trade secrets for the benefit of the Company, and not for any other purpose, and if you misappropriates such trade secrets

4817-9858-3538.4

during or after employment, the Company may pursue legal action against you under any applicable laws whether you are currently, or not currently, employed by the Company or any of its Affiliates.

Defend Trade Secrets Act Notice
Pursuant to the Defend Trade Secrets Act, you are advised that you may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and provided that such disclosure is solely for the purpose of reporting or investigating a suspected violation of the law, or (ii) in a complaint or other document filed in a lawsuit or other proceeding, provided that such filing is made under seal. Additionally, in the event you file a lawsuit against the Company for retaliation by the Company against you for reporting a suspected violation of law, you have the right to provide trade secret information to your attorney and use the trade secret information in the court proceeding, although you must file any document containing the trade secret under seal and may do not disclose the trade secret, except pursuant to court order.
Return of Company Property
All correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents concerning the Company’s or any of its Affiliates’ customers, business plans, marketing strategies, products or processes, whether confidential or not, is the property of the Company (the “Company Property”). Accordingly, upon your termination of employment for any reason, you shall promptly deliver to the Company all such Company Property, including any and all copies of any such Company Property, and shall not make any notes of or relating to any information contained in such Company Property. You may respond to a lawful and valid subpoena or other legal process but shall give the Company the earliest possible notice thereof, and shall, as much in advance of the return date as possible. Make available to the Company and its counsel the documents and other information sought and shall assist such counsel in resisting or otherwise responding to such process.

4817-9858-3538.4

Injunctive Relief
You hereby acknowledge that a breach of the covenants contained in this Appendix will cause irreparable damage to the Company and its goodwill, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, you hereby agree that, in the event of any actual or threatened breach of any of the covenants contained in this Appendix, in addition to any other remedy which may be available at law or in equity, the Company shall be entitled to specific performance and injunctive relief. In addition, should the Company prevail in obtaining legal relief against you as related to a breach of the covenants contained in this Appendix, you shall indemnify the Company for reasonable costs and expenses, including, but not limited, to court costs and reasonable attorneys’ fees that the Company incurred pursuant to the enforcement of this Appendix.

Other Obligations
The obligations and restrictions set forth in this Appendix are in addition to and not in lieu of any obligations or restrictions imposed on you under any other agreement or any law or statute including, but not limited to, any obligations you may owe under any law governing trade sections, any common law duty of loyalty, or any fiduciary duty. No time or geographic restriction provided above shall affect the availability or scope of protection afforded to the Company’s trade secrets.

4817-9858-3538.4